Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S‑3 (No. No. 333-214867) and Form S‑8 (Nos. 333-199228 and 333-200355) of Fairmount Santrol Holdings Inc. of our report dated March 9, 2017, except for the effects of the revision discussed in Note 1 to the consolidated financial statements and the matter described in the penultimate paragraph of Management’s Report on Internal Control Over Financial Reporting, as to which the date is March 1, 2018 relating to the financial statements, financial statement schedule and the effectiveness of internal control over financial reporting, which appears in this Form 10‑K/A.

/s/ PricewaterhouseCoopers LLP
Cleveland, Ohio
March 1, 2018